Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 23, 2006, with respect to Note C, February 26, 2007, with respect to the audit of the financial statements of Coconut Palm Acquisition Corp., as of December 31, 2005 and for the period from April 29, 2005 (date of inception) through December 31, 2005 in this Amendment No. 3 to Form S-4 to the registration statement and related proxy statement/prospectus of Coconut Palm Acquisition Corp. for the merger with Equity Broadcasting Corporation.
/s/ Eisner, LLP
New York, New York
March 11, 2007